As filed with the Securities and Exchange Commission on November 13, 2018

Registration No. 333-191522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

PennyMac Financial Services, Inc.

(formerly known as New PennyMac Financial Services, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6162 (Primary Standard Industrial Classification Code Number)	83-1098934 (I.R.S. Employer Identification Number)

3043 Townsgate Road
Westlake Village, California 91361
Phone: (818) 224-7442
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Derek W. Stark
Senior Managing Director and Chief Legal Officer and Secretary
3043 Townsgate Road
Westlake Village, California 91361
Phone: (818) 224-7442
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Bradley C. Weber, Esq.
Laura Hodges Taylor, Esq.
Goodwin Procter LLP
601 Marshall Street
Redwood City, California 94063

(650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Our Adoption of Our Predecessor’s Registration Statement

This post-effective amendment no. 2 to the Registration Statement on Form S-3 (File No. 333-191522) (the “Post-Effective Amendment”) is being filed by PennyMac Financial Services, Inc. (formerly known as New PennyMac Financial Services, Inc.) (the “Successor,” the “Company,” “we,” “us” or other similar terms) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to PNMAC Holdings, Inc. (formerly known as PennyMac Financial Services, Inc.) (the “Predecessor”), in connection with the Closing (defined below) of the Reorganization (defined below).  Our Predecessor initially filed a Registration Statement on Form S-1 (File No. 333-191522) on October 1, 2013 that was declared effective on October 23, 2013 (the “Initial Form S-1”) and then our Predecessor filed post-effective amendment no. 2 (File No. 333-191522) to the Initial Form S-1 on July 1, 2014 that was declared effective on July 7, 2014 to convert the Initial Form S-1 into a Registration Statement on Form S-3 (the “Form S-3”).  Our Predecessor paid the applicable registration fees with the filing of the Initial Form S-1.

Following the Closing of the Reorganization, in accordance with Rule 414(d), we hereby adopt, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Initial Form S-1 as converted to the Form S-3.  In connection with the Closing of the Reorganization, our Predecessor has become our wholly-owned subsidiary, we have 100% control over our Predecessor and now conduct all of the operations previously conducted by our Predecessor.  As discussed below, following the Closing of the Reorganization all outstanding Class A common stock of our Predecessor was converted into shares of our common stock such that all holders of Class A common stock of our Predecessor are now holders of our common stock.

The Closing of the Reorganization

On November 1, 2018, the transactions contemplated by a Contribution Agreement and Plan of Merger dated August 2, 2018 (the “Reorganization Agreement”) were completed (the “Closing”) and established us as a new holding company, and the publicly-held and public-reporting company, above our Predecessor (the “Reorganization”).  Immediately after the Closing, we began conducting all of the business and operations conducted by our Predecessor prior to the Closing.  Shares of our common stock currently trade on the New York Stock Exchange (the “NYSE”) under the same ticker symbol as our Predecessor, “PFSI.”  Pursuant to Rule 12g-3 of the Exchange Act, we succeeded to our Predecessor’s reporting and informational requirements under the Exchange Act.

At the Closing, each share of Class A common stock of our Predecessor converted on a one-for-one basis into shares of our common stock; each share of Class B common stock of our Predecessor was cancelled for no consideration; and Class A units of Private National Mortgage Acceptance Company, LLC that were held by certain contributors were contributed and exchanged on a one-for-one basis for shares of our common stock.  After the Closing, pursuant to paragraphs (a) and (f) of Rule 12g-3 of the Exchange Act, our class of common stock, par value $0.0001 per share, is deemed to be registered under paragraph (b) of Section 12 of the Exchange Act.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2018

PROSPECTUS

37,497,607 Shares

PennyMac Financial Services, Inc.

Common Stock

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 37,497,607 shares of common stock, par value $0.0001 per share.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section titled “Plan of Distribution” or in a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is listed on the NYSE under the ticker symbol “‘PFSI.”

We are not a government-sponsored entity.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell up to 37,497,607 shares of common stock in one or more offerings.

Additionally, under this shelf registration process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the later-dated document modifies or supersedes the earlier statement.

Before making an investment decision in these offered securities, you should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described in sections titled “Information Incorporated By Reference” and “Where You Can Find More Information.”

Unless the context requires otherwise, the words “we,” “us,” “our” and “Company” refer to PennyMac Financial Services, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus, the term “stockholders” refers to the holders of our common stock.

In this prospectus, we refer to BlackRock Mortgage Ventures, LLC (“BMV”), together with its affiliates, as “BlackRock,” and HC Partners LLC (“HCP”), formerly known as Highfields Capital Investments LLC, together with its affiliates, as “Highfields.”

Unless the context requires otherwise, references in this prospectus to “PMT” collectively refer to PennyMac Mortgage Investment Trust, a mortgage “real estate investment trust” externally managed by PCM (defined below), and its operating subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement that we prepare or authorize. We have not, and the selling stockholders have not, authorized anyone to give you any other information. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUMMARY

Our Company

We are a specialty financial services firm with a comprehensive mortgage platform and integrated business primarily focused on the production and servicing of U.S. residential mortgage loans (activities which we refer to as mortgage banking) and the management of investments related to the U.S. mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital and our management’s experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

We operate and control all of the business and affairs of Private National Mortgage Acceptance Company, LLC (“PNMAC”) and are its sole managing member. PNMAC was founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields.

Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC (“PLS”), is a non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which is a government sponsored entity (“GSE”). PLS is also an approved issuer of securities guaranteed by the Government National Mortgage Association (“Ginnie Mae”), a lender of the Federal Housing Administration (“FHA”), a lender/servicer of the Veterans Administration (“VA”) and the U.S. Department of Agriculture (“USDA”) and a servicer for the Home Affordable Modification Program. We refer to each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA and USDA as an “Agency” and collectively as the “Agencies.” PLS is able to service loans in all 50 states, the District of Columbia, Guam and the U.S. Virgin Islands, and originate loans in 49 states and the District of Columbia, either because PLS is properly licensed in a particular jurisdiction, exempt or otherwise not required to be licensed in that jurisdiction.

Our investment management subsidiary is PNMAC Capital Management, LLC (“PCM”), a Delaware limited liability company registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. PCM manages PennyMac Mortgage Investment Trust (“PMT”), a mortgage real estate investment trust, listed on the NYSE under the ticker symbol “PMT.” PCM also previously managed PNMAC Mortgage Opportunity Fund, LLC (the “Registered Fund”) and PNMAC Mortgage Opportunity Fund, LP (the “Master Fund”), both formerly registered under the Investment Company Act of 1940, as amended, an affiliate of these funds and PNMAC Mortgage Opportunity Fund Investors, LLC (the “Private Fund”). We refer to these funds collectively as our “Investment Funds.” The Registered Fund and the Master Fund obtained orders of de-registration on July 25, 2018 and the management agreements with the Registered Fund, the Master Fund and the Private Fund expired or were otherwise terminated on or before August 2, 2018. We have since substantially completed liquidation of the Investment Funds.

Corporate and Other Information

Our principal executive offices are located at 3043 Townsgate Road, Westlake Village, California 91361 and our telephone number is (818) 224-7442. Our website address is www.pennymacusa.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider our corporate website a part of this prospectus.

THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 37,497,607 shares of common stock.

Common Stock Outstanding after Giving Effect to This Offering	77,490,572 shares of common stock as of November 1, 2018.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all of the commissions and discounts, if any, from the sales of common stock offered by them pursuant to this prospectus.

Dividend Policy

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity and legal requirements.

Risk Factors

See “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

NYSE Ticker Symbol	PFSI

RISK FACTORS

Investment in the common stock offered pursuant to this prospectus involves risks. Before making an investment decision, you should carefully consider:

•                  The risks disclosed in the section titled “Risk Factors” in Item 1A. of our Predecessor’s most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file after the date of this prospectus, together with any applicable amendments,

•                  The risks contained in information and documents incorporated by reference into this prospectus, as updated by subsequent filings under the Exchange Act, and

•                  The risks and other information contained in any prospectus supplement.

For more information, please refer to the section titled “Information Incorporated By Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.

Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Examples of forward-looking statements include the following:

•                  projections of our revenues, income, earnings per share, capital structure or other financial items;

•                  descriptions of our plans or objectives for future operations, products or services;

•                  forecasts of our future economic performance, interest rates, profit margins and our share of future markets; and

•                  descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of generating any revenues.

Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. There are a number of factors, many of which are beyond our control that could cause actual results to differ significantly from management’s expectations. Some of these factors are discussed below.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties discussed elsewhere in this prospectus and under the section titled “Risk Factors” in our Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018.

Factors that could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:

•                  the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate;

•                  lawsuits or governmental actions if we do not comply with the laws and regulations applicable to our businesses;

•                  the mortgage lending and servicing-related regulations promulgated by the Bureau of Consumer Financial Protection and its enforcement of these regulations;

•                  our dependence on U.S. government sponsored entities and changes in their current roles or their guarantees or guidelines;

•                  changes to government mortgage modification programs;

•                  certain banking regulations that may limit our business activities;

•                  foreclosure delays and changes in foreclosure practices;

•                  the licensing and operational requirements of states and other jurisdictions applicable to our businesses, to which our bank competitors are not subject;

•                  changes in macroeconomic and U.S. real estate market conditions;

•                  difficulties inherent in growing loan production volume;

•                  difficulties inherent in adjusting the size of our operations to reflect changes in business levels;

•                  any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all;

•                  changes in prevailing interest rates;

•                  increases in loan delinquencies and defaults;

•                  our reliance on PMT as a significant source of financing for, and revenue related to, our mortgage banking business;

•                  our obligation to indemnify third party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances;

•                  our ability to realize the anticipated benefit of potential future acquisitions of mortgage servicing rights;

•                  our obligation to indemnify PMT if our services fail to meet certain criteria or characteristics or under other circumstances;

•                  decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees;

•                  the extensive amount of regulation applicable to our investment management segment;

•                  conflicts of interest in allocating our services and investment opportunities among ourselves and PMT;

•                  the effect of public opinion on our reputation;

•                  our recent growth;

•                  our ability to effectively identify, manage, monitor and mitigate financial risks;

•                  our initiation of new business activities or expansion of existing business activities;

•                  our ability to detect misconduct and fraud;

•                  our ability to mitigate cybersecurity risks and cyber incidents;

•                  our exposure to risks of loss resulting from adverse weather conditions and man-made or natural disasters; and

•                  our organizational structure and certain requirements in our charter documents.

You should keep in mind that any forward-looking statement made by us herein and in the documents incorporated by reference herein speaks only as of the date on which we make such statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by law.

ORGANIZATIONAL STRUCTURE

The diagram below depicts our organizational structure as of November 1, 2018 after the Closing of the Reorganization and without giving effect to any subsequent sales of shares of common stock in this offering.

After the Closing of the Reorganization, we have become the sole managing member of PNMAC and, through PNMAC and its subsidiaries, operate our business. Accordingly, we have 100% of the voting power and control the management of PNMAC, subject to certain exceptions.

Completion of the Reorganization

On November 1, 2018, the following transactions contemplated by the Reorganization Agreement were completed which caused a change in control of our Predecessor and effectuated the Reorganization:

•                  New PennyMac Merger Sub, LLC (“Merger Sub”) merged with our Predecessor with the Predecessor surviving the merger as our wholly-owned subsidiary;

•                  Shares of Class A common stock of our Predecessor were converted on a one-for-one basis into shares of our common stock;

•                  Shares of Class B common stock of our Predecessor were cancelled for no consideration;

•                  The contributors listed in the exhibits to the Reorganization Agreement (the “Contributors”) exchanged all of their Class A units of PNMAC on a one-for-one basis for shares of our common stock; and

•                  We assumed our Predecessor’s existing equity incentive plan such that the terms in effect prior to the Reorganization under each outstanding equity incentive award will continue in full force and effect after the Reorganization, except that shares of Class A common stock reserved under our Predecessor’s plans and issuable under each such award will be replaced by shares of our common stock.

The following occurred as a result of the Closing:

•                  We have 100% control over our Predecessor, are the publicly-held and public-reporting SEC registrant pursuant to paragraphs (a) and (f) of Rule 12g-3 of the Exchange Act and conduct all of the operations previously conducted by our Predecessor;

•                  Our shares of common stock trade on the NYSE under the same ticker symbol, “PFSI,” as our Predecessor’s former ticker symbol and our class of common stock is deemed registered under Section 12(b) of the Exchange Act; and

•                  Our Predecessor’s “Up-C” structure and dual class of common stock were eliminated and, now, all of our stockholders hold a single class of common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sales of shares of common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of common stock, but we will bear the costs associated with this registration. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership reflected in the tables below is based on 77,490,592 shares of our common stock outstanding as November 1, 2018 and is based on each person’s holdings of our common stock using beneficial ownership as of November 1, 2018.

The immediately following table sets forth certain information regarding the beneficial ownership of shares of our common stock by each person known to us to beneficially own more than 5% of the outstanding shares of our common stock and, further, such information is based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through November 1, 2018. Beneficial ownership is determined with respect to each stockholder in accordance with the rules of the SEC.

	Common Stock Beneficially Owned
	Number	Percentage
5% Stockholders
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	16,030,399	20.69%
HC Partners LLC 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	26.03%
Kurland Family Investments, LLC (2) 3043 Townsgate Road Westlake Village, California 91361	8,314,990	10.73%

(1)

Consists of 469,752 shares of common stock acquired in its role as an investment adviser for certain client accounts and 15,560,647 shares of common stock received by BMV upon exchange. BMV is indirectly wholly-owned by BlackRock, Inc. who controls the voting and investment power with respect to the securities held by BMV and, therefore, may be deemed to be the beneficial owner of the shares of common stock beneficially owned by that entity.

(2)

Consists entirely of 8,314,990 shares of common stock. Stanford L. Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the shares of common stock beneficially owned by that entity.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by (1) each of our named executive officers, (2) each of our current directors, and (3) all of our current directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Common Stock Beneficially Owned (1)
Directors and Executive Officers
Stanford L. Kurland (2)	9,247,055	11.93%
David A. Spector (3)	1,944,409	2.51%
Anne D. McCallion (4)	606,700	*
Andrew S. Chang	991,288	1.28%
Vandad Fartaj (5)	963,041	1.24%
Doug Jones (6)	810,750	1.05%
David M. Walker (7)	567,767	*
Matthew Botein	734,317	*
James K. Hunt	58,754	*
Patrick Kinsella	16,757	*
Joseph Mazzella (8)	784,604	1.01%
Farhad Nanji	172,322	*
Theodore W. Tozer	1,082	*
Mark Wiedman	75,985	*
Emily Youssouf	18,714	*
Directors and executive officers as a group (15 persons)	16,993,545	21.93%

*                 Represents less than 1.0%.

(1)         Based on 77,490,592 shares of our common stock outstanding as November 1, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of November 1, 2018. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. None of the shares have been pledged as security.

(2)         Includes 8,314,990 shares of common stock owned by Kurland Family Investments, LLC.

(3)         Includes 465,604 shares of common stock owned by ST Family Investment Company LLC.

(4)         Includes 500,720 shares of common stock held in a family trust.

(5)         Includes 845,254 shares of common stock held in a family trust.

(6)         Includes 712,767 shares of common stock held in a family trust.

(7)         Includes 463,055 shares of common stock held in a family trust.

(8)         Includes 407,031 shares of common stock owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity, however, and disclaims beneficial ownership of the common stock held by that entity.

PLAN OF DISTRIBUTION

We are registering 37,497,607 shares of common stock held by the selling stockholders to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus.

The selling stockholders (which includes donees, pledgees, transferees or other successors-in-interest selling shares of stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on the NYSE or any other stock exchange, market or trading facility on which the shares are listed, quoted or traded, including the over-the-counter market, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our common stock on the NYSE.

The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  an underwritten offering on a firm commitment or best efforts basis;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  donative transfers;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any of the foregoing; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also transfer their shares of common stock under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares of common stock that we are registering under this Post-Effective Amendment.

In connection with sales, the selling stockholders may sell their shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery of the shares offered by this prospectus to such broker-dealer or other financial institution, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented to reflect such transaction).

The selling stockholders, broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit that they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If selling stockholders are deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act and may have liability as underwriters under the Securities Act.

The net proceeds to each selling stockholder from the sale of common stock offered by them will be the sale price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as amended to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to activities of certain of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will amend or supplement this prospectus, if required, to disclose certain material information, including:

•                  the number of shares being offered;

•                  the names of such selling stockholder and the participating underwriters, broker-dealers or agents;

•                  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers;

•                  the public offering price; and

•                  other material terms of the offering.

In the ordinary course of business, certain of the underwriters, broker-dealers or agents and their affiliates who may become involved in the sale of the common stock may be customers and/or suppliers of, engage in transactions with, and perform services for, us.

We will pay all the fees and expenses incurred by us incident to the registration of the shares under this Post-Effective Amendment.  However, we will not pay underwriting discounts and commissions, fees and disbursements for counsel for any selling stockholder and certain other expenses, all of which will be borne by the selling stockholders.

We have agreed to indemnify the selling stockholders and their affiliates and representatives against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the resales of the shares to which this prospectus relates.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended by the certificate of amendment (the “Certificate of Incorporation”), and amended and restated bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon any dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the remaining assets available for distribution.

Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•                  the designation of the series;

•                  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•                  the voting rights, if any, of the holders of the series;

•                  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•                  the dates at which dividends, if any, will be payable;

•                  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•                  the redemption rights and price or prices, if any, for shares of the series;

•                  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

•                  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series or other securities, whether or not issued by our company or any other entity;

•                  restrictions, if any, upon issuance of indebtedness by us so long as any shares of the series are outstanding; and

•                  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares of common stock over the market price of the shares of common stock.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Undesignated Preferred Stock

Pursuant to our Certificate of Incorporation, our board of directors has the authority to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by, or at the direction of, our board of directors, two or more of our directors, the chairman of our board, our chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of our capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of our common stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the initial public offering of the Predecessor) hold more than 51% of the voting power of all outstanding shares of our capital stock. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to our stockholder agreements with BMV and HCP or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with the advance notice requirements and provide us with certain information. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Filling of Vacancies and Newly Created Directorships; Conduct of Stockholder Meetings

Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though such directors may constitute less than a quorum of the board required for such action, and not by the stockholders. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not expressly provide for cumulative voting.

Amendments to Certificate of Incorporation and Bylaws

The DGCL provides that, unless a corporation’s certificate of incorporation provides for a greater vote, the affirmative vote of holders of shares constituting a majority in voting power of the outstanding shares entitled to vote thereon is required to approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, our separate stockholder agreements with BMV and HCP provide that our Certificate of Incorporation may not be amended in any manner that is adverse to BMV or HCP without the consent of BMV or HCP, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of our outstanding shares of capital stock.

Our Certificate of Incorporation authorizes our board of directors to amend or repeal our Bylaws, provided that, pursuant to our separate stockholder agreements with BMV and HCP if that action by our board of directors amends the Bylaws in a manner adverse to BMV or HCP when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action must be approved by that entity.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our capital stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our Certificate of Incorporation prohibits the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain series of our preferred stock pursuant to the terms thereof.

Delaware Anti-Takeover Statute

We have not opted out of, and therefore are subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of, among other things, mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•                  prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  at, or subsequent to, the time that the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect that Section 203 will have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

Our Certificate of Incorporation provides that neither BMV nor HCP, or their respective affiliates, has any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage. In addition, in the event that either BMV or HCP, or either of their respective affiliates, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for themselves and for us, then (i) neither we nor our stockholders will have any expectancy in such opportunity and (ii) none of BMV, HCP or any of their respective affiliates will have any duty to communicate or offer such corporate opportunity to us or our stockholders and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity, unless such corporate opportunity is expressly offered to such affiliate in his or her capacity as our director or officer.

Registration Rights

As part of the Reorganization, that certain Registration Rights Agreement, dated as of May 8, 2013, by and among our Predecessor, the Contributors and certain other former members of PNMAC who have previously exchanged Class A units of PNMAC prior to the Reorganization was amended and restated on November 1, 2018 (the “Registration Rights Agreement”) in order to, among other things, provide for our assumption of our Predecessor’s obligations thereunder.

Pursuant to the Registration Rights Agreement, BMV, HCP and certain of their permitted transferees have the right, under certain circumstances and subject to certain restrictions, to require us to file this Post-Effective Amendment to register for resale the shares of common stock held by them.

Demand Registration Rights.  BMV and HCP and certain permitted transferees each have the right to demand that we register their shares of common stock for resale, subject to the conditions set forth in the Registration Rights Agreement, no more than three times in any twelve month period. Such registration demand must reasonably be expected to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million. We will not be obligated to effect a demand registration within 120 days of the effective date of a registration statement filed by us. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would reasonably be expected to materially and adversely affect any material financing or acquisition of us or require premature disclosure of information that would reasonably be expected to be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares of common stock to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights.  BMV, HCP, certain of their permitted transferees and the minority stockholders which are parties to the Registration Rights Agreement will each have the right to “piggyback” on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the Registration Rights Agreement.

S-3 Registration Rights.  If we are eligible to file a registration statement on Form S-3, the stockholders with Form S-3 registration rights under the Registration Rights Agreement and certain permitted transferees can request that we register their common stock for resale. Any registration must be reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $10 million, and no more than three demands for a Form S-3 registration may be made in any 12-month period. If we are eligible as a Well-Known Seasoned Issuer (“WKSI”) the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process. If we are not eligible as a WKSI or otherwise ineligible to utilize the automatic shelf registration process, then we are required to use our reasonable efforts to have the shelf registration statement declared effective.

Limitations of Liability and Indemnification

Section 145 of the DGCL authorizes a corporation’s board of directors to grant indemnification and advancement rights to current or former officers, directors, employees and other corporate agents.

As permitted by Delaware law, our Certificate of Incorporation provides that, no director will have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or is thereafter amended. Pursuant to Delaware law, such protection would be not available for liability:

•                  for any breach of a duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  for any transaction from which the director derived an improper benefit; or

•                  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our Bylaws further provide that we must indemnify our current or former directors and officers to the fullest extent permitted by Delaware law. Our Bylaws permit us to secure insurance on behalf of any of our current or former officers or directors for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our Bylaws also provide that we are required to advance expenses to our current or former directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in our Bylaws are not exclusive.

Our Bylaws provide that, except for proceedings to enforce rights to indemnification or advancement, we are not required to indemnify or advance expenses to our current or former director or officer in connection with any action, suit or proceeding (or part thereof) commenced by such person unless such action, suit or proceeding (or part thereof) was authorized by our board of directors.

The fifth amended and restated limited liability company agreement of PNMAC that was entered into in connection with the Reorganization also provides that PNMAC will indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the fifth amended and restated limited liability company agreement of PNMAC are not exclusive.

In connection with the Reorganization, our Predecessor assigned to us, and we assumed from our Predecessor and agreed to perform all of our Predecessor’s obligations under, all existing indemnification agreements with each member of the board of directors and certain officers of our Predecessor. The terms of the indemnification agreements were not amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from our Predecessor to us.

These indemnification agreements provide, among other things, that we are required to indemnify each director and officer to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in our right, arising out of that person’s services as our director or officer or as the director or officer of our subsidiary or any other company or enterprise to which the person provides services at our request. In addition, the indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive. We maintain directors’ and officers’ liability insurance.

The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by us for any such violation is unenforceable.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, may benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Market Listing

Our common stock is listed on the NYSE under the symbol “PFSI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

The following table sets forth information for each selling stockholder regarding the beneficial ownership of shares of our common stock as of November 1, 2018 and the number of shares of common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of common stock that is outstanding as of November 1, 2018. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Except as described elsewhere in this prospectus, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common stock.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.  Except as otherwise indicated, the business address for each of the following persons is c/o PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, California 91361.

As of November 1, 2018, there are 77,490,592 shares of our common stock outstanding.

Selling Stockholder	Shares Beneficially Held Prior to This Offering	Percentage of Outstanding Shares Beneficially Held Prior to This Offering	Shares Being Offered for Resale	Shares Beneficially Owned After This Offering	Percentage of Outstanding Shares Beneficially Held After This Offering
BlackRock Mortgage Ventures, LLC† 55 East 52nd Street New York, New York 10055	15,560,647	20.08%	15,560,647	0	0%
HC Partners LLC 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	26.03%	20,169,732	0	0%
Matthew Botein	734,317	*	734,317	0	0%
Joseph Mazzella	377,573	*	377,573	0	0%
Mazzella Family Irrevocable Trust	407,031	*	407,031	0	0%
Farhad Nanji	172,322	*	172,322	0	0%
Mark Wiedman	75,985	*	75,985	0	0%

†                                         The shares being registered for resale by BMV do not include 469,752 shares of common stock deemed to be beneficially held as of November 1, 2018 by Black Rock, Inc.

*                                         Represents less than 1.0% and greater than 0%.

Relationships Among the Selling Stockholders and Us

Matthew Botein is a member of our board of directors and was a former managing director at BlackRock, Inc., a global investment management firm that is affiliated with BMV.  In 2018, BlackRock nominated Mr. Botein for election to our Predecessor’s board of directors and, at our Predecessor’s 2018 Annual Meeting of Stockholders, he was elected.  In connection with the Closing of the Reorganization, Mr. Botein became a member of our board of directors.

Joseph Mazzella is a member of our board of directors and was a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields.  In 2018, Highfields nominated Mr. Mazella for election to our Predecessor’s board of directors and, at our Predecessor’s 2018 Annual Meeting of Stockholders, he was elected.  In connection with the Closing of the Reorganization, Mr. Mazella became a member of our board of directors.

Farhad Nanji is a member of our board of directors and was a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and is currently a co-founder of MFN Partners Management L.P.

Mark Wiedman is a member of our board of directors and the global head of the iShares business of BlackRock, Inc., a global investment management firm that is affiliated with BlackRock. In 2018, BlackRock nominated Mr. Wiedman for election to our Predecessor’s board of directors and, at our Predecessor’s 2018 Annual Meeting of Stockholders, he was elected.  In connection with the Closing of the Reorganization, Mr. Botein became a member of our board of directors.

Stockholder Agreements

In connection with the Closing of the Reorganization, we entered into separate stockholder agreements with each of BMV and HCP which provide each of them the right to nominate two individuals for election to our board of directors as long as each of BMV or HCP, together with their respective affiliates, holds at least 15% of the voting power of our outstanding shares of capital stock, and the right to nominate one individual for election to our board of directors as long as each of BMV or HCP, together with their respective affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock. We, in turn, are obligated to use our best efforts to ensure that these nominees are elected to our board of directors. In addition, the stockholder agreements provide that each of BMV and HCP, as long as each of them is entitled to nominate at least one individual for election to our board of directors and at least one designee thereof, respectively, is then serving on the board of directors, is entitled to have one designee serve as a member on each committee or subcommittee of our board of directors. As long as BMV’s and HCP’s designees are qualified to serve on such committee or subcommittee under the applicable requirements, we will appoint such designees as members of those committees. The stockholder agreements also provide that neither our Certificate of Incorporation nor Bylaws, as in effect from time to time, may be amended in any manner that is adverse to BMV, HCP or their respective affiliates without the consent of BMV or HCP, as applicable, as long as BMV or HCP, together with each of their respective affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock.

Corporate Opportunity, Registration Rights and Other

Please refer to the disclosure in this prospectus under the sections titled “Description of Capital Stock—Corporate Opportunity and—Registration Rights” for a discussion of certain material relationships among us, BlackRock and Highfields.

In addition, please refer to the section titled “Information Incorporated By Reference” which lists certain documents incorporated by reference into this prospectus that may contain a discussion of other material relationships among us and the selling stockholders listed above.  In particular, we refer you to the discussion under the section titled “Certain Relationships and Related Transactions” in the Predecessor’s Definitive Proxy Statement filed on April 17, 2018.

PNMAC Capital Management, LLC, paid approximately $0, $0 and $123,000 in 2017, 2016 and 2015, respectively, to BlackRock Financial Management, Inc., an affiliate of BlackRock, as a fee for use of the BlackRock Solutions AnSer and Market Data analytics software.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063.

EXPERTS

The consolidated financial statements of our Predecessor and subsidiaries, incorporated in this prospectus by reference from our Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our Predecessor’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR THE PREDECESSOR

During the quarter ended March 31, 2018, the Predecessor adopted the Financial Accounting Standards Board’s Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the reporting period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows.

As required by ASU 2016-18, beginning in the quarter ended March 31, 2018, the Predecessor retrospectively changed the presentation of its consolidated statements of cash flows to conform to the requirements of ASU 2016-18. For the purpose of reporting the statement of cash flows, the Predecessor identified tenant security deposits relating to rental properties owned by PMT and managed by the Predecessor as restricted cash. Such deposits are included in Other Assets on the Predecessor’s consolidated balance sheets.

Due to the minor effect of the adoption of ASU 2016-18 on the Predecessor’s consolidated financial statements, the Predecessor has not revised its previously-issued consolidated financial statements. The following is a summary of the effect of the Predecessor’s adoption of ASU 2016-18 on the Predecessor’s consolidated statements of cash flows for each year in the three-year period ended December 31, 2017.

Year ended December 31,	As adjusted	Adjustment	As previously reported
	(in thousands)
Cash flow from operating activities
2017	$(883,412)	$173	$(883,585)
2016	$(938,334)	$198	$(938,532)
2015	$53,221	$77	$53,144
Cash and restricted cash at year-end
2017	$38,173	$448	$37,725
2016	$99,642	$275	$99,367
2015	$105,549	$77	$105,472

INFORMATION INCORPORATED BY REFERENCE

We are allowed to include or “incorporate by reference” in this prospectus information in other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents through “incorporation by reference.” The information incorporated by reference is considered to be a part of this prospectus and, as noted below, certain information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. The following documents filed with the SEC by our Predecessor or us are incorporated herein by reference:

•                  The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 9, 2018 (which incorporates by reference certain information from the Predecessor’s Definitive Proxy Statement filed on April 17, 2018);

•                  The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed with the SEC on May 4, 2018 and August 2, 2018, respectively;

•                  The Successor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 2, 2018;

•                  The Predecessor’s Current Reports on Form 8-K filed with the SEC on February 7, 2018, March 6, 2018, May 18, 2018, June 6, 2018, August 2, 2018 (with respect to Items 1.01, 2.03 and 8.01 only), August 2, 2018 (with respect to Items 1.01, 7.01 and 9.01), August 15, 2018, August 29, 2018, September 12, 2018, October 3, 2018, October 25, 2018, October 31, 2018 and November 1, 2018; and

•                  The Successor’s Current Report on Form 8-K12B filed on November 1, 2018.

We hereby incorporate by reference into, and deem to be a part of, this Post-Effective Amendment all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the time of filing this Post-Effective Amendment and until prior to the time of filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to specific sections of such documents as specifically set forth therein including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable SEC rules rather than filed, and any exhibits to the extent furnished in connection with Item 2.02 or Item 7.01.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

The documents noted above may also be accessed on our website at www.ir.pennymacfinancial.com. The information contained in, or accessible through, our website is not a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing us at the following address: PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, California 91361or by telephoning us at (818) 224-7442.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 to register with the SEC the resale of up to 37,497,607 shares of common stock to be sold by the selling stockholders in one or more offerings. This prospectus is a part of that registration statement and does not contain all of the information we have included in the registration statement and its accompanying exhibits in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements, which this prospectus makes, pertaining to the content of any contract, agreement or other document, which is an exhibit to the registration statement, necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. As noted below, the registration statement and exhibits are available at the SEC’s public reference room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ir.pennymacfinancial.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this proxy statement/prospectus or our other securities filings and is not a part of these filings.

37,497,607 Shares

PennyMac Financial Services, Inc.

Common Stock

PROSPECTUS

            , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered, excluding underwriting discounts and commissions. All amounts are estimates.

Amount
SEC registration fees(1)	$0
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	$ *

(1)         Our Predecessor paid the applicable registration fees with the filing of the Initial Form S-1.

*                 These fees and expenses depend on the securities offered and the number of issuances and, therefore, cannot be estimated at this time.

Item 14. Indemnification of Directors and Officers.

Indemnification

The DGCL provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  In the case of an action brought by, or in the right of the corporation, known as a derivative action, indemnification is limited to expenses actually and reasonably incurred by the individual in connection with the defense or settlement of the action, and indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

A corporation must indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her.  Expenses incurred by an officer or director in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.  Expenses incurred by former directors and officers or other employees and agents of the corporation or persons serving at the request of the corporation as directors, officers, employees or agents of another entity may also be paid upon such terms and conditions, if any, as the corporation deems appropriate.

In general, our amended and restated certificate of incorporation, as amended, permits and amended and restated bylaws require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law.  Our amended and restated bylaws require that we advance expenses that will be incurred by a covered person in connection with any such proceeding.

Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation, as amended, provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Contracts

In connection with the Reorganization, we assumed the existing indemnification agreements among our Predecessor and each of its directors who became our directors and that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have the power to indemnify against the same liability.

We have purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) us against certain costs that we might be required to pay by way of indemnification to directors or officers under our amended and restated certificate of incorporation, as amended, or amended and restated bylaws, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by us.  In addition, we have purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that we or certain fiduciaries under employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)           Exhibits

See Exhibit Index.

(b)           Financial Statement Schedules

All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) stated above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of New PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12B filed by the Successor on November 1, 2018).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of New PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12B filed by the Successor on November 1, 2018).

3.3	Amended and Restated Bylaws of New PennyMac Financial Services, Inc. (incorporated by reference to Exhibit 3.3 to the Form 8-K12B filed by the Successor on November 1, 2018).

4.4

Amended and Restated Registration Rights Agreement, dated as of November 1, 2018, among PennyMac Financial Services, Inc., New PennyMac Financial Services, Inc. and the Holders. (incorporated by reference to Exhibit 10.4 to the Form 8-K12B filed by the Successor on November 1, 2018).

4.5

Amended and Restated Stockholder Agreement, dated as of November 1, 2018, by and among PennyMac Financial Services, Inc., New PennyMac Financial Services, Inc. and BlackRock Mortgage Ventures, LLC. (incorporated by reference to Exhibit 10.2 to the Form 8-K12B filed by the Successor on November 1, 2018).

4.6

Amended and Restated Stockholder Agreement, dated as of November 1, 2018, by and among PennyMac Financial Services, Inc., New PennyMac Financial Services, Inc. and HC Partners LLC. (incorporated by reference to Exhibit 10.3 to the Form 8-K12B filed by the Successor on November 1, 2018).

5.1**	Opinion of Goodwin Procter LLP.

23.1**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2**	Consent of Deloitte & Touche LLP.

*                                         If any underwriting agreement is used in connection with the offering registered under this registration statement, such agreement will be filed as an exhibit to a Form 8-K and will be incorporated by reference.

**                                  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, State of California, on November 13, 2018.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ DEREK W. STARK
Derek W. Stark
Senior Managing Director and Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	President and Chief Executive Officer and Director	November 13, 2018
David A. Spector	(Principal Executive Officer)

*	Chief Financial Officer	November 13, 2018
Andrew S. Chang	(Principal Financial Officer)

*	Chief Accounting Officer	November 13, 2018
Gregory L. Hendry	(Principal Accounting Officer)

*	Executive Chairman and Director	November 13, 2018
Stanford L. Kurland

*	Director	November 13, 2018
Matthew Botein

*	Director	November 13, 2018
James K. Hunt

*	Director	November 13, 2018
Patrick Kinsella

*	Director	November 13, 2018
Joseph Mazzella

Name	Title	Date

*	Director	November 13, 2018
Anne D. McCallion

*	Director	November 13, 2018
Farhad Nanji

*	Director	November 13, 2018
Theodore W. Tozer

*	Director	November 13, 2018
Mark Wiedman

*	Director	November 13, 2018
Emily Youssouf

*                                         The undersigned, by signing his name hereto, executes this registration statement pursuant to a power of attorney executed by the above-named persons.

*	By:	/s/ DEREK W. STARK
Derek W. Stark
Attorney-in-Fact
November 13, 2018